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2019-2020 CoreLogic Sustainability Report: At A Glance

Our Sustainability Program

The CoreLogic team is dedicated to building and maintaining a healthy environment and housing market, which we firmly believe is essential to a prosperous and vibrant society. Consistent with that commitment, CoreLogic has built a robust Environmental, Social, and Governance (ESG) program over the past ten years to address the critical needs in the countries and in the communities where we operate, and to execute our mission of helping millions of people find, buy and protect the homes they love.

SUSTAINABILITY: FOCUS ON REDUCING OUR ENVIRONMENTAL FOOTPRINT

•  Over the past 5 years, achieved significant reduction of facilities footprint, including a reduction of energy consumption by almost 50%

•  Promotion of ride-sharing programs and access to public transportation commuter benefit programs for associates who utilize public transportation

•  Implementation of aggressive recycling and waste management programs in all major locations

•  No identifiable significant risks posed by business operations that would substantially impact the environment, consistent with the Sustainability Accounting Standards Board (SASB) Materiality Map

Percentage of North American operating footprint within LEED certified facilities, and our primary off-shore facilities are equivalently certified.

FLOURISHING COMMUNITIES: WE CREATE VALUE FOR THE MANY, NOT JUST A FEW

Providing education opportunities and promoting financial literacy	Supporting active and prior-service military veterans and their families

Enabling high-impact housing initiatives	Strengthening our local communities

DIVERSITY AND INCLUSION: CRITICAL TO WINNING IN THE WORKPLACE,
MARKETPLACE AND THE COMMUNITIES IN WHICH WE OPERATE

•	Women represent 48% of our global workforce

•	In 2020, 40% of global hires/appointments into executive level roles have been women

•	Our three largest businesses are run by women

•	CoreLogic was again recognized as a “W” company from Women on Boards

•	CoreLogic uses feedback from annual surveys and periodic “pulse” surveys to help enhance culture and the work environment

•	The company’s most recent Enterprise Employee Survey had a participation rate of 89% and an overall satisfaction rate of 87%

OUR HIGHLY QUALIFIED AND DIVERSE BOARD OF DIRECTORS OVERSEES STRATEGY, ESG AND PAY PRACTICES THAT SERVE THE LONG-TERM INTERESTS OF OUR SHAREHOLDERS

For more information, please read our full report below.

2019-2020 CoreLogic Sustainability Report

A MESSAGE TO OUR STAKEHOLDERS

For countless families and individuals across the globe, homeownership represents a life-long goal. It is a potent symbol of progress, prosperity and a pathway to a better life. Homeownership is also a powerful engine for national economies as residential property continues to represent a significant and critically important asset class in most developed countries.

CoreLogic’s mission and purpose is to help millions of people find, buy and protect the homes they love.

As a leading global provider of unique property insights and “must-have” solutions, CoreLogic promotes a healthy housing market, thriving communities, and a respectful, rewarding and inclusive work environment for our more than 5,000 associates in 47 locations around the world. Our gold-standard data, analytics and platforms enable real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants help people make homeownership a reality in any market cycle.

CORELOGIC: SUCCESSFULLY MANAGING COVID

2020 has been a year of significant change and challenge, and no community or person has been left untouched by the COVID-19 pandemic. With the safety of our employees our highest priority, CoreLogic moved quickly to protect our associates while ensuring they were supported, connected and enabled to meet the needs of our customers. We also increased support for underserved communities and those severely impacted by the virus.

During the COVID crisis, CoreLogic has:

•	Added over 500 new jobs to help meet customer demand for essential services

•	Introduced the CoreLogic Employee Relief Fund to assist employees who experience an unexpected financial crisis

•	Protected PTO for those dealing with COVID-related issues

•	Issued cash bonuses to our essential front-line workers

•	Provided merit increases to all eligible associates

•	Expanded our mental health offerings

•	Awarded 60 college scholarship grants to deserving children of CoreLogic associates

•	Joined the “Fight against Hunger” by donating $250,000 to local food banks

•	Provided paid volunteer days to associates who volunteered their time and skills to support those most impacted by the virus

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CoreLogic is committed to our people, as well as to building and maintaining a healthy housing market, which we believe is essential to promote a prosperous and vibrant society. Here’s a closer look at what we are doing to support our environment, our people, and our communities.

SUSTAINING OUR ENVIRONMENT

At CoreLogic, we are committed to sustainability. Many of our products and services play an integral role in climate change management as well as in natural hazard risk and post-event recovery. CoreLogic works closely with government agencies on climate management, including providing advanced weather models and identification of climate-related risks to help inform infrastructure planning and risk mitigation strategies. In addition, we partner with an extensive network of public and private organizations to support short- and longer-term disaster recovery efforts.

Internally, CoreLogic promotes a wide array of programs to minimize our carbon footprint and promote conservation of natural resources. Highlights include:

Approximately 61% of our North American operating footprint is within LEED (or energy efficient certified) facilities, and primary offshore facilities are equivalently certified

Over the past five years, achieved significant reduction of facilities footprint, including a reduction of energy consumption by almost 50%

Promotion of ride sharing programs and access to commuter benefit programs for associates who utilize public transportation

Implementation of aggressive recycling and waste management programs in all major locations

Company-wide encouragement of electric car usage to reduce greenhouse gas emissions, with electric charging stations at both company-owned and leased facilities

Consistent with the SASB Map, we have not identified any significant risks posed by our business operations that would substantially impact the environment. With that said, we consistently evaluate our environmental impact and continually seek to improve.

PROMOTING HEALTHY AND THRIVING COMMUNITIES

Over the past 10 years, CoreLogic has built an extensive ESG platform to address critical needs in the countries and the communities where we operate. To make a meaningful difference, we focus our efforts in the following areas:

•	Providing education opportunities and promoting financial literacy

•	Supporting active and prior-service military veterans and their families

•	Enabling high-impact housing initiatives

•	Strengthening our local communities

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We believe that education is the foundation of a strong economy and an important pathway to individual growth and success. Our work in providing educational opportunities and promoting financial literacy is facilitated through donations of our time and skills. We also make financial contributions to organizations such as the Marine Corps Scholarship Foundation, which has helped to educate more than 40,000 children of active and prior-service Marines and Navy Servicemembers, and Operation HOPE, which advocates for financial literacy and empowerment.

In addition to helping provide educational opportunities to those in our community, CoreLogic is committed to providing these opportunities to those in need within our Company. Our CoreLogic Family Scholarship Program has provided over 385 needs-based college scholarships to the children of CoreLogic associates since the program’s inception.

To support our military veterans and their families, CoreLogic’s Military Engagement Employee Resource Group provides professional development and networking opportunities, sponsors community programs, and raises awareness through educational events and social gatherings. We also sponsor a rotational leadership development program (LeaP) for junior military officers who are transitioning from the military and are seeking a corporate career.

CoreLogic also sponsors or supports a number of charitable organizations, including Habitat for Humanity, with over 40 builds sponsored annually; MBA Open Doors Foundation, to help with mortgage and rental assistance for families with critically ill or injured children; and a number of charitable organizations at the local level, including the Boys & Girls Club, American Heart Association, Project Scientist, and American Red Cross Disaster Relief.

Full-time CoreLogic employees are provided with four paid volunteer days which aggregates to over 20,000 days/year dedicated to giving back to our communities in which our associates live and work.

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BUILDING A BETTER FUTURE THROUGH DIVERSITY AND INCLUSION

CoreLogic believes that building a diverse and inclusive culture is critical to winning in the workplace, in the marketplace, and in the community. We support diversity and inclusion by sponsoring five Employee Resource Groups (ERGs), networks that promote a respectful, inclusive and diverse environment by focusing on raising awareness through educational and social events, professional development, mentorship, and giving back to the community. Our ERGs include PRIDE, Women’s Business Council, Veteran’s Council / Military Engagement Association, Latinx Core and African American Core.

We also host enterprise events that celebrate people from different backgrounds, training programs on inclusion and allyship, and integrate diversity and inclusion into our behaviors, cultural principles, and development programs, which include:

•	Women in Leadership: prepares high-performing women for leadership roles of high impact and influence

•	LeaP: rotational leadership training program for transitioning junior military officers

•	Year-Up: provides urban young adults pursuing their college degree with a corporate internship followed by job placement upon graduation

•	Base Camp Coding Academy: CoreLogic is a founding sponsor of this tuition-free coding school for high school graduates in rural Mississippi

•	Internship Program: capstone projects and summer internships for juniors and seniors pursuing college degrees

•	CoreLearning: curated, focused learning for all employees across key learning paths, supported by robust e-learning platform, facilitated workshops, and podcasts

CoreLogic continues to increase global representation of women executives:

•	Women represent 48% of our global workforce

•	In 2020, 40% of global hires/appointments into executive level roles have been women

•	Our three largest businesses are led by women

•	CoreLogic was again recognized as a “W” company from Women on Boards

In addition, our ethnic/racial diversity representation in the U.S. increased in every demographic category we track.

EMPLOYEE ENGAGEMENT AND RECOGNITION

At CoreLogic, we strive to create a culture where employees feel respected, valued, and connected to our purpose and with each other. We want employees to feel enabled to do their best work and achieve their full potential.

Our Core Values of Clients First, Ownership, Respect and Engagement guide our everyday actions with our clients and with each other.

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And this starts from the top. Our Leadership Principles function as the blueprint for all leaders – no matter their level or function.

Essential to our culture is giving credit where credit is due and celebrating successes along the way. CoreLogic celebrates team and individual success through both formal and informal recognition programs and regularly receives external recognition from prestigious institutions for being the best at what we do. Awards won this year include, but are not limited to:

•	2020 HousingWire Vanguard Award - Dr. Frank Nothaft

•	2020 HousingWire Women of Influence - Mercedes Vela

•	2020 HousingWire Rising Star - Jessica Harmon

•	2020 HousingWire Insiders Award - Mike Bremer

•	2020 MBA Tech All-Stars Award - Dr. Howard Botts

•	2020 Women on Boards - Recognized as a “W” company

•	2020 HousingWire Tech 100

•	2020 HousingWire Tech 100 Award

•	2020 MReports Top 25 FinTech Innovators

Honoring milestones and achievements is not enough. At CoreLogic, we recognize that the happiest and most productive employees must take care of themselves to bring their best to work every day.

To that end, we provide comprehensive health and wellness programs for our employees including: (1) generous vacation time, (2) paid parental leave, (3) employee well-being programs, and (4) paid volunteer days. We also provide an employee stock purchase program, a competitive 401K program including Company matching contributions and a 10-year anniversary stock grant, making all eligible employees shareholders. We believe that ownership – whether of a home or of CoreLogic shares – is empowering, and find it important that our employees are able to share in the successes and value creation that we achieve together so they feel emboldened to continue to drive value.

CoreLogic regularly uses feedback from our annual survey as well as periodic “pulse” surveys to measure levels of employee engagement and satisfaction to facilitate a high-performing work environment. Our most recent Enterprise Employee Survey had a participation rate of 89% and an overall satisfaction rate of 87%.

STRONG GOVERNANCE AND OVERSIGHT

None of this is possible without CoreLogic’s rigorous governance and oversight program.

Our highly qualified and diverse Board of Directors provides rigorous oversight of our Company and in evaluating sustainability risk. The following table provides summary information about each director. All of the directors possess relevant experience and expertise, strength of character, inquiring and independent minds, mature judgment and a deep commitment to our success that are necessary to advance our strategic priorities.

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	Director Experience and Expertise						Committee Membership

Director	Joined Board	Public Company CEO/CFO/COO	Technology	Real Estate/ Insurance	Financial/ M&A	Private Equity/ Investing	AC	SC	CC	NC

Paul F. Folino Chairman of the Board	2011	✓	✓		✓		✓	✓	✓	✓

Frank D. Martell	2017	✓	✓	✓	✓	✓		✓

J. David Chatham	2010			✓	✓	✓	✓		Chair

Douglas C. Curling	2012	✓	✓	✓	✓	✓		✓		✓

John C. Dorman	2012	✓	✓		✓	✓		Chair

Claudia Fan Munce	2017		✓		✓	✓		✓	✓

Thomas C. O’Brien	2010	✓		✓		✓			✓	Chair

Vikrant Raina	2017		✓		✓	✓		✓		✓

J. Michael Shepherd	2019	✓		✓						✓

Jaynie Miller Studenmund	2012	✓			✓				✓	✓

David F. Walker	2010		✓		✓		Chair	✓

Pamela Patenaude	2020			✓			✓

AC Audit Committee

SC Strategic Planning and Acquisition Committee

CC Compensation Committee

NC Nominating & Corporate Governance Committee

Audit Committee Financial Expert

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Shareholder Friendly Governance

We are committed to sound and effective corporate governance practices that serve the long-term interests of our stockholders. The Board diligently exercises its oversight responsibilities with respect to the Company’s business and affairs consistent with the highest principles of business ethics and corporate governance.

Board Independence	Eleven of our twelve directors (92%) are independent (all but our CEO).

Independent Chairman	The offices of CEO and Chairman of the Board are separate, and our Chairman of the Board is an independent director.

Annual Election of Directors	Our bylaws mandate that directors be elected annually.

Board Diversity	We have a diverse Board that includes the perspectives of three women, different professional and educational backgrounds, prior experience on other boards of directors, multiple political and social perspectives as well as directors of varying race and national origin.

Board Refreshment	The Board regularly reviews the skills and experience of current and prospective Board members to ensure it is positioned to address changes in the business and the markets in which we operate. Over the last four years, the Board has added four new independent directors, each of whom brings his or her unique perspective and experience to the Board.

Active Stockholder Engagement	We actively engage with our stockholders to discuss strategy, operational performance, financial results, corporate governance, compensation programs and related matters and in 2019-2020 reached out to stockholders representing a majority of our outstanding shares.

Majority Voting Standard, with Resignation Policy	Our bylaws mandate that directors be elected under a “majority of votes cast” standard in uncontested elections, and each incumbent director has submitted an irrevocable letter of resignation that becomes effective if he or she does not receive a majority of votes cast in accordance with our Corporate Governance Guidelines and the Board determines to accept the resignation.

Director Overboarding Policy	Our Corporate Governance Guidelines provide that our directors may not serve on more than five public company boards (including our Board), and our Audit Committee members may not serve on more than three public company audit committees (including our audit committee) without prior Board approval.

Annual Board and Committee Evaluations	The Board and each of its committees performs an annual evaluation under the direction of the Nominating and Corporate Governance Committee.

Director Stock Ownership Guidelines	All directors receive annual equity grants and must meet equity ownership requirements during their service with us.

Single Voting Class	We have only one class of voting securities.

Stockholder Right to Call Special Meetings	Stockholders holding 10% of more of our outstanding stock have the right to call a special meeting of stockholders.

Stockholder Right to Act by Written Consent	Stockholders may act by written consent on matters that could otherwise be acted upon at a meeting of stockholders.

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CEO Compensation

86% of our CEO’s compensation is performance-based. The chart below illustrates our pay mix for our CEO. (For these purposes, we have determined compensation by using the grant date fair value of our equity awards and by valuing our performance-based restricted stock units at target level of performance.)

Risk Oversight

Full Board

To maximize long-term stockholder value, the Board’s responsibilities in overseeing our businesses include oversight of our key risks and management’s processes and controls to regulate them appropriately. Our management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures. Although risk oversight permeates many elements of the work of the full Board, the Board has delegated to certain committees specific risk oversight matters.

Audit Committee

The Audit Committee has the most direct and systematic responsibility for overseeing risk management. The Audit Committee charter provides for a variety of regular and recurring responsibilities relating to risk, including:

•   having responsibility for the internal audit function, with that function having a direct line of communication to the Audit Committee;

Compensation Committee

The Compensation Committee oversees our compensation policies and practices and has assessed whether our compensation policies encourage excessive risk-taking. The Compensation Committee has concluded that these policies and practices are not reasonably likely to have a material adverse effect on us. In arriving at that conclusion, the Compensation Committee considered, among other factors:

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•   receiving reports from management and the internal audit function regarding the adequacy and effectiveness of various internal controls;

•   reviewing periodically with internal counsel legal and regulatory matters that could have a significant impact on us and could indicate emerging areas of risk;

•   overseeing accounting and risk management processes, including receiving regular reports from our Chief Legal Officer; and

•   discussing with management our guidelines and policies with respect to risk assessment and enterprise risk management, including our major risk exposures and the steps management has taken to monitor and control such exposures.

In performing these functions, the Audit Committee regularly receives reports from management (including the Chief Executive Officer, the Chief Financial Officer, the Controller and the Chief Legal Officer) and internal auditors regarding our risk management program (which incorporates our compliance, information & cyber security, and business continuity programs), extraordinary claims and losses, and significant litigation. The Board receives updates on risk oversight from the Audit Committee and members of management.

•   the metrics used to determine variable compensation;

•   the portion of variable compensation paid in equity, which is either time-vested or tied to the achievement of long-term Company objectives;

•   the amount of compensation paid as sales commissions and the number of people to whom such compensation is paid; and

•   controls, such as pricing limits, a recoupment policy and financial reconciliation processes for sales crediting, quality checks that we employ and the approval process for certain compensation-related activities.

CONCLUDING THOUGHTS

The dream of home ownership remains strong. CoreLogic is committed to helping make this dream a reality and, in the process, improve the quality of life for people around the world. This annual ESG report is dedicated to all our talented associates and other key stakeholders who are committed to building a more sustainable future while helping millions of people find, buy and protect the homes they love.

Frank Martell

President and Chief Executive Officer

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